EXHIBIT 21.1

                         SCHEDULE OF SUBSIDIARIES



D J & J Software Corporation, a Washington corporation.

Eggspert Software, Ltd., a Canadian federal corporation.

EH Direct, Inc., a Washington corporation.

Egghead International, Inc., a Washington corporation.

MPI Corporation, a Washington corporation and subsidiary of EH Direct, Inc.